Exhibit 99.1

NEWS RELEASE

RAMBUS APPOINTS PENNY HERSCHER TO ITS BOARD OF DIRECTORS

LOS ALTOS, Calif. – July 14, 2006 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced the appointment of Ms. Penelope A. Herscher as an independent director to its board. Ms. Herscher was also appointed to the Compensation Committee of the Rambus board of directors.

“Penny’s demonstrated business and marketing leadership make her an ideal addition to our board,” said Kevin Kennedy, chairman of the Rambus board of directors. “Her unique insights and experience strongly complement our goal of delivering exceptional value to Rambus’ industry-leading semiconductor and system customers.”

Ms. Herscher currently serves as president and chief executive officer of firstRain, a custom-configured, on-demand intelligence services firm for professionals in the financial-services, pharmaceutical, and high-tech industries. Prior to joining firstRain, Ms. Herscher held the position of executive vice president and chief marketing officer at Cadence Design Systems. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments.

Ms. Herscher serves on the boards of firstRain, the Anita Borg Institute and California Community Partners for Youth. She holds a bachelor’s degree with honors in mathematics from Cambridge University in England.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com